Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated February 26, 2008, with respect to the financial statement of Alternative Investment Partners Absolute Return Fund for the year ended December 31, 2007, which is incorporated by reference in the Post-Effective Amendment No. 7 and Amendment No. 8 of this Registration Statement (Form N-2 Nos. 333-140821 and 811-21767).

ERNST & YOUNG LLP

Philadelphia, Pennsylvania

April 28, 2008